Exhibit 21.1

DELUXE CORPORATION SUBSIDIARIES

Chiswick, Inc. (Massachusetts)

Direct Checks Unlimited, LLC (Colorado)

Direct Checks Unlimited Sales, Inc. (Colorado)

Deluxe Business Operations, Inc. (Delaware)

Deluxe Enterprise Operations, Inc. (Minnesota)

Deluxe Financial Services, Inc. (Minnesota)

Deluxe Financial Services Texas, L.P. (Texas)

Deluxe Manufacturing Operations, Inc. (Minnesota)

Deluxe Small Business Sales, Inc. (Minnesota)

DGBS (UK) Holdings Limited (United Kingdom)

DLX Check Printers, Inc. (Minnesota)

DLX Check Texas, Inc. (Minnesota)

McBee Systems Ohio, Inc. (Minnesota)

NEBS Business Products Limited (Canada)

NEBS Capital (Canada)

NEBS Payroll Service Limited (Canada)

NEBS Payroll Services, Inc. (Minnesota)

Safeguard Business Systems, Inc. (Delaware)

Safeguard Business Systems Limited (Canada)

Safeguard Franchise Systems, Inc. (Texas)

Shirlite Limited (United Kingdom)

Veripack, Inc. (Delaware)